UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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StarTek, Inc.
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Business Process Outsourcing

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS — May 26, 2021

PROXY STATEMENT

StarTek, Inc.

6200 South Syracuse Way, Suite 485

Greenwood Village, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 26, 2021

To the Stockholders of StarTek, Inc.:

The 2021 Annual Meeting of Stockholders of StarTek, Inc. (“StarTek”), a Delaware corporation, will be held at StarTek, Inc., 6200 South Syracuse Way, Suite 485, Greenwood Village CO 80111, on May 26, 2021, at 8:00 a.m. local time, for the following purposes:

1.	To elect seven directors to hold office for a term of one year until the 2022 Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To ratify the appointment of BDO India LLP as our independent registered public accounting firm for the year ending December 31, 2021.

3.	To hold a non-binding advisory vote to approve the compensation of our named executive officers.

4.	To approve the amendment of our 2008 Equity Incentive Plan to increase the maximum number of shares available for award under the plan by 1,550,000 shares of our common stock.

5.	To consider and act upon such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on April 1, 2021 are entitled to notice of and to vote at the meeting and any adjournment thereof.

Stockholders may listen to (but not participate in) the Annual Meeting by telephone via the following dial-in, listen-only number: [+1 213-375-3254, Conference ID: 189 322 986#]. See “Special Note Regarding COVID-19 Guidelines” in the accompanying proxy materials for additional information on the listen-in option.

By order of the Board of Directors,

Aparup Sengupta
Global Chief Executive Officer

April 16, 2021

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Please vote your shares, as instructed in the proxy materials, as promptly as possible. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Please also see the “Special Note Regarding COVID-19 Guidelines” in the accompanying proxy materials for certain limitations on your ability to physically attend the Annual Meeting.

STARTEK, INC.

PROXY STATEMENT

STARTEK, INC.

6200 SOUTH SYRACUSE WAY, SUITE 485

GREENWOOD VILLAGE, COLORADO 80111

(303) 262-4500

2021 ANNUAL MEETING OF STOCKHOLDERS

MAY 26, 2021

This Proxy Statement, or a Notice of Internet Availability of Proxy Materials, was first mailed to our stockholders on or about April 16, 2021. It is furnished in connection with the solicitation of proxies by the Board of Directors of StarTek, Inc., a Delaware corporation, to be voted at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 6200 South Syracuse Way, Suite 485, Greenwood Village CO 80111, on May 26, 2021, at 8:00 a.m. local time.

SPECIAL NOTE REGARDING COVID-19 GUIDELINES

Stockholders may listen to the Annual Meeting by telephone via the following dial-in, listen-only number: [+1 213-375-3254, Conference ID: 189 322 986#]. Due to the ongoing public impact of COVID‑19 and to mitigate risks to the health and well-being of employees, stockholders, communities, and other stakeholders, StarTek discourages stockholders from physically attending the Annual Meeting. In light of the rapidly evolving news and guidelines relating to the COVID-19 pandemic, StarTek requests that all stockholders comply with guidelines and orders of local government and health officials.

The Annual Meeting agenda will be limited to the items of business in this Proxy Statement and no business update will be provided at the Annual Meeting.

Please be advised that stockholders will not be deemed to be "present" for quorum purposes and will not be able to vote their shares, or revoke or change a previously submitted vote, by dialing into the Annual Meeting. As a result, StarTek strongly urges stockholders to submit their proxies or votes in advance of the Annual Meeting using one of the available methods described herein.

OUTSTANDING STOCK AND VOTING RIGHTS

The only outstanding securities entitled to vote at the Annual Meeting are shares of our common stock, $0.01 par value. Stockholders of record at the close of business on April 1, 2021 will be entitled to vote at the Annual Meeting on the basis of one vote for each share held. On April 1, 2021, there were 40,776,059 shares of common stock outstanding.

Under rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy material on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Proxies will be voted according to the instructions received either on the proxy card or online via the Internet or telephone. In the absence of specific instructions, proxies will be voted (i) FOR each of the nominees in proposal 1, (ii) FOR proposals 2, 3 and 4 and (iii) in the discretion of the proxy holders on any other matter which properly comes before the Annual Meeting.

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the Annual Meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet, telephone, or in person at the Annual Meeting, another proxy dated as of a later date. We will pay the cost of solicitation of proxies.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of common stock as of the record date. Abstentions and broker non-votes (i.e., when a broker does not have or exercise authority to vote on a specific issue) are counted as present in determining whether the quorum requirement is satisfied. Each stockholder is entitled to cast one vote per share on each matter.

The election of the directors requires a majority (i.e., greater than 50%) of the shares of common stock present in person or represented by proxy at the Annual Meeting. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the annual stockholder’s meeting, the director shall promptly tender his or her resignation to the Board of Directors. The Nominating and Governance Committee of the Board of Directors shall make a recommendation to the Board of Directors whether to accept or reject the resignation. If accepted, the Board of Directors, at its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Bylaws. If the election of directors is contested, whereby the number of nominees for election exceeds the number of directors to be elected, then the directors shall be elected by the vote of a plurality of the votes cast. We do not expect the election of directors at the Annual Meeting to be contested and therefore directors will be elected by a majority of the votes represented at the Annual Meeting. Cumulative voting is not permitted in the election of directors.

The affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting, whether in person or by proxy, is required to approve the amendment of our 2008 Equity Incentive Plan and to ratify the appointment of our independent registered public accounting firm. The proposal to approve our executive compensation is advisory and not binding on us. However, we will consider our stockholders to have approved our executive compensation if the number of votes for this proposal exceeds the number of votes against this proposal.

For purposes of the proposals to elect directors, ratify the appointment of our independent registered public accounting firm, amend our 2008 Equity Incentive Plan, and any other matters properly brought before the Annual Meeting, abstentions and broker non-votes will have the effect of a vote against the director or the matter, as applicable. For purposes of the non-binding approval of our executive compensation, abstentions and broker non-votes will not affect the vote taken. Because brokers may not vote uninstructed shares on behalf of their customers for “non-routine” matters, which include the election of directors, approval of our executive compensation, and approval of the amendment of our 2008 Equity Incentive Plan it is critical that stockholders vote their shares.

The Board of Directors has selected Dixie Pepper and Aparup Sengupta, and each of them, to act as proxies with full power of substitution. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile transmission by our officers and other management employees, none of whom will receive any additional compensation for their soliciting activities. The total expense of any solicitation will be borne by us and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Unless otherwise noted in this definitive proxy statement, any description of “us,” “we,” “our,” “StarTek,” etc. refers to StarTek, Inc. and our subsidiaries.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCKHOLDERS

The table below presents information as of April 1, 2021, regarding the beneficial ownership of shares of our common stock by:

•	Each of our directors and the executive officers named in the Summary Compensation Table set forth below;
•	Each person we know to have beneficially owned more than five percent of our common stock as of that date; and
•	All of our current executive officers and directors as a group.

	Beneficial
	Ownership of Shares
	Number of	Percentage of
Name of Beneficial Owner	Shares (1)	Class
CSP Management Ltd.(2)	22,568,259	55.3%
A. Emmet Stephenson, Jr.(3)(4)	2,914,382	7.1%
Steven D. Lebowitz(5)	2,600,653	6.4%
Directors:
Albert Aboody(3)(6)	48,964	*
Sanjay Chakrabarty(3)(7)	58,877	*
Bharat Rao(3)(7)(8)	539,755	1.3%
Julie Schoenfeld(3)	33,403	*
Aparup Sengupta(3)(7)	261,008	*
Mukesh Sharda(3)(7)(8)	539,755	1.3%
Gerald Schafer(3)(6)	48,964	*

Named Executive Officers:
Lance Rosenzweig(3)	15,024	*
Rajiv Ahuja (3)	-	-
Surender Mohan Gupta(3)	-	-

All Current Directors and Executive Officers as a group (10 persons)	1,530,726	3.7%

*	Less than one percent.

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Accordingly, share ownership in each case includes shares issuable upon exercise of outstanding options that are exercisable within 60 days after April 1, 2021.

Included in this table are all shares of restricted stock (vested and unvested) and deferred stock units (vested and unvested) as of April 1, 2021.  Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

(2) This disclosure is based on information provided to us in a questionnaire. The address of this stockholder is 160 Robinson Road, #10-01, SBF Center, Singapore, 068914.  Includes 21,028,218 shares directly owned by CSP Alpha Holdings Parent Pte Ltd and 1,540,041 shares directly owned by CSP Victory Limited, each of which are indirectly controlled by CSP Management Ltd.

(3) The address of such person is c/o Startek, Inc., 6200 South Syracuse Way., Suite 485, Greenwood Village, Colorado 80111.

(4) This disclosure is based on information provided to us in a questionnaire.

(5) This disclosure is based on a Schedule 13G/A filed with the SEC by Steven D. Lebowitz on January 29, 2021. The address of this stockholder is 1333 Second Street, Suite 650, Santa Monica, California 90401.

(6) Includes 48,964 shares of common stock underlying vested stock options.

(7) Includes 58,877 shares of common stock underlying vested stock options.

(8) Includes 274,064 shares of common stock owned by Advance Crest Investments Limited and 206,814 shares of common stock owned by Tribus Capital Limited, each of which are controlled by Bharat Rao and Mukesh Sharda.  Each of Messrs. Rao and Sharda disclaim beneficial ownership of all such shares held by Advance Crest Investments Limited and Tribus Capital Limited except to the extent of their proportionate pecuniary interests therein.

PROPOSAL 1.

ELECTION OF DIRECTORS

Introductory Note

As previously disclosed, on July 3, 2018, StarTek, Inc. (the “Company”) consummated a transaction, pursuant to which the Company acquired all of the outstanding capital stock of CSP Alpha Midco Pte Ltd, a Singapore private limited company (“Aegis”) from CSP Alpha Holdings Parent Pte Ltd, a Singapore private limited company (the “Aegis Stockholder”) in exchange for the issuance of 20,600,000 shares of the common stock of the Company, par value $.01 per share (the “Common Stock”) to the Aegis Stockholder and for certain other considerations (such transactions are referred to herein as the “Aegis Transactions”).

Stockholders’ Agreement

On July 20, 2018, in connection with the consummation of the Aegis Transactions, the Company and the Aegis Stockholder entered into a Stockholders' Agreement (the “Stockholders' Agreement”), pursuant to which the Company and the Aegis Stockholder agreed to, among other things: (i) certain rights, duties and obligations of the Aegis Stockholder and the Company as a result of the transactions contemplated by the Transaction Agreement and (ii) certain aspects of the management, operation and governance of the Company after consummation of the Aegis Transactions. As a result of the consummation of the Aegis Transactions, the Aegis Stockholder now owns approximately 56% of the common stock of the Company.

The Stockholders' Agreement outlines various corporate governance matters including board composition, director nomination rights and committees of the Company’s Board of Directors (the “Board”) after consummation of the Aegis Transactions. It provides that the Board shall consist of nine members comprised initially of (i) five directors (including the chairman), to be designated by the Aegis Stockholder (the “Aegis Stockholder Directors”), (ii) the Company’s chief executive officer, and (iii) three independent directors, reasonably acceptable to the Aegis Stockholder (the “Non-Stockholder Directors”) and that if the Aegis Stockholder does not initially designate all five of the Aegis Stockholder Directors, it shall have the right to fill any vacancy at any time. This Board composition shall continue so long as the Aegis Stockholder or its affiliates own 50% or more of the outstanding shares of the Company’s common stock. If the Aegis Stockholder and its affiliates beneficially own less than 50% of our common stock, the nomination rights are reduced pursuant to the Stockholders' Agreement.

Under the Stockholders’ Agreement, the Company shall avail itself of all “controlled company” exceptions to the corporate governance listing rules of the New York Stock Exchange (“NYSE”) for so long as the Aegis Stockholder owns more than 50% of the voting power for the election of directors, and thereafter the Company and the Aegis Stockholder shall take all necessary actions to comply with the corporate governance listing rules of the NYSE. The committees of the Board will include an Audit Committee consisting of three Non-Stockholder Directors, as well as a Compensation Committee and a Governance and Nominating Committee, each consisting of three directors, including at least one Non-Stockholder Director. The number of Non-Stockholder Directors on all other committees is required to be proportional to the number of Non-Stockholder Directors on the Board; provided that each such committee shall have at least one Non-Stockholder Director. See “Certain Transactions” for further information regarding the Stockholders’ Agreement.

Bylaws

Our Bylaws provide that our Board of Directors must consist of at least one but no more than nine directors. Each director serves a one-year term (and until his or her successor is elected and qualified). At the Annual Meeting, our stockholders will elect seven directors to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Nominees

The table below lists the persons being nominated to serve on the Board of Directors until their terms expire in 2022, along with the party who nominated each person, and any other position that such nominee holds with the Company:

Name	Position	Nominated By
Aparup Sengupta	Chairman of the Board and Chief Executive Officer	Aegis Stockholder
Sanjay Chakrabarty	Director; Chairman of Governance and Nominating Committee	Aegis Stockholder
Mukesh Sharda	Director; Chairman of Compensation Committee; member of Governance and Nominating Committee	Aegis Stockholder
Bharat Rao	Director; member of Compensation Committee	Aegis Stockholder
Albert Aboody	Director; Chairman of Audit Committee; member of Governance and Nominating Committee	StarTek
Julie Schoenfeld	Director; member of Audit Committee; member of Compensation Committee	StarTek
Jerry Schafer	Director; member of Audit Committee	StarTek

In the event any nominee declines or is unable to serve, proxies will be voted in the discretion of the proxy holders. We have no reason to anticipate that this will occur.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Governance and Nominating Committee and the Board of Directors considered the information in the individual biographies set forth below as well as the record of service to the company of each director nominated for re-election.

Biographical information and qualifications regarding the Board of Director nominees seeking election is as follows:

Aparup Sengupta; age 56; Operating Partner, Capital Square Partners Management Pte Ltd.

Mr. Sengupta is the Operating Partner of Capital Square Partners Management Pte Ltd. (“CSP”) and is on the board of Aegis.   Previously, he was the Executive Chairman of The Minacs Group (“Minacs”), a business solutions company, from 2014. Prior to joining Minacs, Mr. Sengupta was the Global CEO and Managing Director at Aegis from 2005 to 2012.  Mr. Sengupta holds a Bachelor’s degree in Electrical Engineering from the Indian Institute of Engineering Science and Technology, formally known as the Bengal Engineering and Science University. Mr. Sengupta was appointed to serve as the Chief Executive Officer of the Company effective as of January 15, 2020.

The Board believes that Mr. Sengupta’s significant experience as a leader in the business process outsourcing industry brings valuable expertise to the Board and assists the Company with its global operational and strategic growth initiatives.

Sanjay Chakrabarty; age 52; Managing Partner, Capital Square Partners (Management) Pte Ltd.

Mr. Chakrabarty is a Managing Partner of CSP and has been serving on the board of ESM, since March 2018 and on the board of the Company since July 2018. In addition, he has been a director on the board of CSS Corp, since June 2013. Mr. Chakrabarty was previously a board member of Minacs and Indecomm Corporation. Prior to founding CSP, Mr. Chakrabarty served as the President of Columbia Capital’s India and SE Asia investments platform from late 2007 to December 2012. Before his investment role, Mr. Chakrabarty was the Founder & CEO of MobiApps Holdings, a technology company that built products and services based on a patent protected radio frequency semiconductor chip for satellite communications. Mr. Chakrabarty holds a dual B.S. degree in Computer Engineering and Mathematics from Pennsylvania State University at Slippery Rock and an M.B.A. from Carnegie Mellon University

The Board believes that Mr. Chakrabarty's substantial business and leadership experience, previous Board of Director experience, and specific experience within the business process outsourcing industry brings valuable expertise to the Board and assists the Company with its strategic growth initiatives.

Mukesh Sharda; age 49; Managing Partner, Capital Square Partners Management Pte Ltd.

Mr. Sharda is a Managing Partner of CSP and has been on the board of the Company since July 2018. Mr. Sharda was previously on the board of Minacs and Indecomm Corporation. Prior to co-founding CSP, Mr. Sharda was the Executive Director and Country Head for Avenue Capital Group from 2005 to 2012. The Avenue Capital Group, is a multi-strategy investment manager with over US$15 billion under management and had raised a dedicated fund raised to invest in Asia. Mr. Sharda covered investments in South East Asia and India. Prior to joining Avenue Capital Group, Mr. Sharda worked in investment banking (Structured Finance and M&A) from 1997 through 2004 in Singapore and Hong Kong at Deutsche Bank. Mr. Sharda also previously served on the board of directors at National Citizen Bank in Vietnam. Mr. Sharda is a Chartered Accountant from the Institute of Chartered Accountants in India and holds a Bachelor of Commerce degree from Gujarat University, India.

The Board believes that Mr. Sharda's financial expertise and substantial global business experience brings valuable expertise to the Board and assists the Company with its strategic growth initiatives.

Bharat Rao; age 56; Managing Partner, Capital Square Partners Management Pte Ltd.

Mr. Rao is a Managing Partner of CSP and has been serving on the board of ESM, since March 2018 and on the board of Startek since July 2018. Prior to CSP, Mr. Rao was a Managing Director with the investment banking arm of Credit Suisse in Asia from November 2012 to June 2016 and focused on Financial sponsors and structured solutions. Prior to joining Credit Suisse Mr. Rao was a Managing Director and managed client relationships, origination and financial sponsors group for ING Bank in South East Asia from August 2010 to November 2012. Before transitioning to investment banking, Mr. Rao served as the Country Manager (Indonesia) and head of Financials Services for South East Asia for Actis Capital from August 2006 to March 2009. Actis Capital is a leading emerging market focused growth and buyout fund. Prior to this role in private equity, Mr. Rao was a Partner with the Australasian practice of PricewaterhouseCoopers and focused on providing transactions advisory services from February 1999 to July 2006. Mr. Rao holds a Bachelor’s degree with honors in Electrical Engineering from the Indian Institute of Technology and an M.B.A. from the Indian Institute of Management.

The Board believes that Mr. Rao's financial expertise and varied business experience brings valuable expertise to the Board and assists the Company with its strategic growth initiatives.

Jerry Schafer; age 67; Retired

Mr. Schafer brings more than three decades of executive experience overseeing business development efforts, managing operations and leading finance teams for global corporations. Prior to his retirement, Schafer most recently served as the vice president of worldwide development for McDonald’s Corporation, where he was responsible for the company’s global expansion initiatives. Schafer also served as chief operations officer and executive officer of development for McDonald’s China. Prior to McDonald’s, Schafer was the chief financial officer of Chipotle Mexican Grill, where he implemented multiple finance and accounting functions to support company’s early stages of growth. Prior to his CFO role, Schafer led Chipotle’s initial expansion efforts outside the city of Denver, launching 25 new restaurants in three cities. Mr Schafer holds a Bachelor of Arts in accounting from Walsh College. He currently serves on the board of trustees for Walsh College and the board of trustees for the Ronald McDonald House of North Carolina, including locations in the city of Durham and Wake County. Schafer is also a consultant to Salad and Go, a start-up restaurant concept in the Phoenix area.

The Board believes that Mr. Schafer’s experience, background and financial expertise, including extensive accounting experience, as well as operational and development responsibilities for global corporations, allows Mr. Schafer to bring valuable expertise to the Board and assists the Company with its global growth and operational improvement initiatives.

Albert Aboody; age 73; Retired

Mr. Aboody is a retired KPMG -US audit partner with 33 years of experience with public companies. He was also seconded to KPMG India where he led its audit practice and served as Deputy Chairman and as a member of its Advisory Board. Following his retirement, Mr. Aboody joined the Board of WNS Global Services in 2010 as chair of its audit committee until his retirement in 2017. During the period from 2011 to 2015 Mr. Aboody was the Independent Monitor for Price Waterhouse in connection with its compliance with SEC and PCAOB Orders. Mr. Aboody also co-authored the chapter on SEC Reporting Requirements in the 2001- 2008 editions of the Corporate Controller Manual. Mr. Aboody holds a Bachelor’s Degree from Princeton University’s Woodrow Wilson School of Public and International Affairs and did graduate study in philosophy at Cambridge University.

The Board believes that Mr. Aboody’s experience, background and accounting expertise, including extensive involvement with public company accounting, allows Mr. Aboody to bring valuable expertise to the Board.

Julie Schoenfeld; age 63; Vice President, Entrepreneur in Residence California Institute of Technology

Ms. Schoenfeld is a serial entrepreneur who has led four venture-backed startups. Her most recent company, Strobe Inc., (founded in 2014) was acquired by General Motors Cruise Automation in 2017. She has been Vice President at GM Autonomous Vehicle Subsidiary, Cruise Automation. From 2007 to 2014 Julie was CEO of Perfect Market, Inc., a digital publishing software company backed by Trinity Ventures, Idealab and Comcast. Perfect Market was acquired by Taboola in July 2104. Julie also served as CEO and founder for two other venture-backed start-ups. In 1999 she led the sale of Net Effect, Inc., for over $300M to Ask. Ms. Schoenfeld was also Vice President worldwide sales for Stream International from 1995 to 1998. Julie holds a B.S. in engineering from Tufts University and an M.B.A. from Harvard Business School.

The Board believes that Ms. Schoenfeld’s experience, background and financial expertise, including extensive experience founding, developing and managing technology companies, allows Ms. Schoenfeld to bring valuable expertise to the Board and assists the Company with its global growth and operational improvement initiatives. Ms. Schoenfeld’s also serves on the Company’s Compensation Committee.

CORPORATE GOVERNANCE

The Board of Directors

The Board of Directors is comprised of Mr. Aparup Sengupta, Mr. Sanjay Chakrabarty, Mr. Mukesh Sharda, Mr. Bharat Rao, Mr. Albert Aboody, Ms. Julie Schoenfeld and Mr. Jerry Schafer.

During 2020, the Board of Directors held [four] meetings, our Audit Committee met [four] times, our Compensation Committee met [one] time and our Governance and Nominating Committee met [one] time. Each incumbent director attended at least 75% of the meetings of the Board and the committees on which they serve for the period during 2020 when they served as a director. We do not require that our directors attend our annual meetings of stockholders.

The Board has nominated all incumbent directors to stand for re-election to the Board. All of such incumbent directors are being nominated by the Board and the Aegis Stockholder pursuant to the terms and conditions of the Stockholders’ Agreement described above under “Election of Directors”.

Our Board of Directors has determined that each of Mr. Aboody, Ms. Schoenfeld and Mr. Schafer are “independent” under the regulations of the NYSE. None of these directors has any relationship or has been party to any transactions that the Board believes could impair the independent judgment of these directors in considering matters relating to us. As allowed by the “controlled company” exemption from the NYSE Corporate Governance Standards, our Board of Directors is not comprised of a majority of independent directors; four members, Messrs. Sengupta, Chakrabarty, Sharda and Rao, have not been determined by our Board of Directors to be independent directors.

Leadership Structure of our Board

Mr. Sengupta served as our non-executive Chairman from July 2018 following the closing of the Aegis Transactions until his appointment as Global Chief Executive Officer on January 15, 2020. Mr. Sengupta now serves as our executive Chairman.  We maintained a leadership structure from 2006 until Mr. Sengupta’s appointment as Global Chief Executive Officer with the non-executive Chairman separate from the Chief Executive Officer, although the Board has no formal policy with respect to the separation of such offices. The independent directors have always and continue to meet regularly without management present.

Our Board of Directors believes that it is the proper responsibility of the Board to determine who should serve as Chairman and/or Chief Executive Officer and whether the offices should be combined or separated. The Board members have considerable experience and knowledge about the challenges and opportunities we face. The Board, therefore, is in the best position to evaluate our current and future needs and to judge how the capabilities of our directors and senior management from time to time can be most effectively organized to meet those needs. The Board believes that the combined offices of the Chairman and Chief Executive Officer currently functions well and is the optimal leadership structure for us going forward. While the Board may separate these offices in the future if it considers such a separation to be in our best interests, it currently intends to retain this structure.

The Board has three standing committees: the Audit Committee, Compensation Committee and Governance and Nominating Committee, as described below. The charters for our Audit Committee, Compensation Committee and Governance and Nominating Committee are available on the Investor Relations - Corporate Governance page on our website at www.startek.com.

Audit Committee

Our Board of Directors has an Audit Committee that assists the Board of Directors in fulfilling its oversight responsibility relating to our financial statements and financial reporting process and our systems of internal accounting and financial controls. The Audit Committee is also responsible for the selection and retention of our independent auditors, reviewing the scope of the audit function of the independent auditors and approving non-audit services provided to us by our auditors, and reviewing audit reports rendered by our independent auditors. The members of the Audit Committee are Mr. Aboody, Chairman, Ms. Schoenfeld, and Mr. Schafer, each of whom is an “independent director” as defined by the New York Stock Exchange’s (“NYSE”) listing standards and is financially literate. Our Board of Directors has determined that Mr. Aboody qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Our Board of Directors also has a Compensation Committee, which reviews our compensation programs and exercises authority with respect to payment of direct salaries and incentive compensation to our executive officers. In addition, the committee is responsible for oversight of our equity incentive plans. The members of the Compensation Committee are Mr. Sharda, Chairman, Mr. Rao and Ms. Schoenfeld. As allowed by the “controlled company” exemption from the NYSE Corporate Governance Standards, our Compensation Committee is not comprised entirely of independent directors; two member, Mr. Rao and Mr. Sharda, have not been determined by our Board of Directors to be independent directors.

Governance and Nominating Committee

The Governance and Nominating Committee of our Board of Directors is responsible for the nomination of candidates for election to our Board, including identification of suitable candidates, and also oversees our corporate governance principles and recommends the form and amount of compensation for directors to the Board for approval. The members of the Governance and Nominating Committee are Mr. Chakrabarty, Chairman, Mr. Aboody and Mr. Sharda. As allowed by the “controlled company” exemption from the NYSE Corporate Governance Standards, our Governance and Nominating Committee does not have to be comprised entirely of independent directors. Notwithstanding the Governance and Nominating Committee, certain of the nominees to our Board of Directors have been nominated by the Aegis Stockholder pursuant to the terms of the Stockholders’ Agreement. See “Election of Directors”.

Director Nominations

The Governance and Nominating Committee does not have an express policy with regard to the consideration of any director candidates recommended by our stockholders because our Bylaws permit any stockholder to nominate director candidates, and the committee believes that it can adequately evaluate any such nominees on a case-by-case basis. The committee will consider director candidates proposed in accordance with the procedures set forth below under “Stockholder Proposals” and will evaluate stockholder-recommended candidates under the same criteria as other candidates (subject in all cases to the terms and conditions of the Stockholders’ Agreement).

Although the committee does not currently have formal minimum criteria for director nominees, it considers a variety of factors such as a nominee’s independence, prior board experience, relevant business and industry experience, leadership experience, ability to attend and prepare for Board and committee meetings, ethical standards and integrity, cultural fit with the Company’s existing Board and management, and how the candidate would add to the diversity in backgrounds and skills of the Board. The Governance and Nominating Committee takes into account diversity considerations in determining our director nominees and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations; however, we do not have a formal policy on Board diversity. Any candidate must state in advance his or her willingness and interest in serving on our Board. In identifying prospective director candidates, the Governance and Nominating Committee seeks referrals from other members of the Board, management, stockholders and other sources. The Governance and Nominating Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Governance and Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Governance and Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

Board’s Role in Risk Oversight

The Board of Directors takes an active role in risk oversight of our Company, both as a full Board and through its committees. The agendas for the Board and committee meetings are specifically designed to include an assessment of opportunities and risks inherent in our Company’s strategies and compensation plans. In 2020, at each regularly scheduled Audit Committee meeting, management presented a summary of enterprise risks, mitigation strategies and progress on previously identified risks and mitigation steps. The Audit Committee then determined whether the mitigation activities were sufficient and whether our Company’s overall risk management process or control procedures required modification or enhancement. The objectives for the risk assessment included (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; (ii) developing a defined list of key risks to be shared with the Audit Committee, Board and senior management; and (iii) determining whether there are risks that require additional or higher priority mitigation efforts. We plan on continuing this iterative process in 2021.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines, in accordance with applicable rules and regulations of the SEC and NYSE, to govern the responsibilities and requirements of the Board of Directors. A current copy of our Corporate Governance Guidelines is available on the Investor Relations - Corporate Governance page on our website at www.startek.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer, and principal accounting officer.  The Code of Business Conduct and Ethics is available on the Investor Relations - Corporate Governance page on our website at www.startek.com.  We intend to disclose on our website any amendments to or waivers of the code applicable to our directors, principal executive officer, principal financial officer, chief accounting officer, controller, treasurer and other persons performing similar functions within four business days following the date of such amendment or waiver.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our outstanding common stock (collectively, “Insiders”) to file reports with the SEC disclosing direct and indirect ownership of our common stock and changes in such ownership. The rules of the SEC require Insiders to provide us with copies of all Section 16(a) reports filed with the SEC. Based solely upon a review of copies of Section 16(a) reports received by us, and written representations that no additional reports were required to be filed with the SEC, we believe that our Insiders have timely filed all Section 16(a) reports during the 2020 fiscal year, except that the following Form 4 filings were made late: (i) filing of each of Bharat Rao, Mukesh Sharda and CSP Management Ltd, reporting transactions that occurred on November 16, 2020; (ii) filing of Aparup Sengupta, reporting transactions that occurred on July 1, 2020; and (iii) filing of CSP Alpha Holdings Parent PTE LTD, reporting transactions that occurred on December 13, 2018 and May 17, 2019.

Available Information

Copies of our key corporate governance documents, including the committee charters, described previously, are available on the Investor Relations - Corporate Governance page on our website at www.startek.com.  Any stockholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to: Corporate Secretary, 6200 South Syracuse Way, Suite 485, Greenwood Village, Colorado, 80111.

EXECUTIVE OFFICERS

Current Executive Officers

Set forth below is information regarding our executive officers as of April 1, 2021: [NTD: Update for any officer changes since beginning of year.]

Officer Name	Age	Position	Joined StarTek
Aparup Sengupta	56	Global Chief Executive Officer	2018*†
Vikesh Sureka	46	Chief Financial Officer	2021
Surender Mohan Gupta	55	Global Chief People Officer	2018*

* Indicates executive officer who joined the Company in connection with the closing of the Aegis Transactions.

† Aparup Sengupta was appointed to serve on the Board of Directors in connection with the closing of the Aegis Transactions, but did not become the Chief Executive Officer of the Company until January 15, 2020.  Mr. Sengupta’s biography appears under the heading “Board of Directors”.

Vikesh Sureka, age 46; Global Chief Financial Officer

Mr. Sureka joined Startek in February 2021. Mr. Sureka comes with 25 years of rich and extensive finance experience. He previously served as the Chief Financial Officer at IBS Software (IBS), a SaaS-enabled software solutions company for the travel industry. At IBS, Mr. Sureka was responsible for driving key improvements across multiple finance functions, including accounting, risk management, value creation, strategic planning, financing & fund raising, board reporting and governance, and direct taxation. Before IBS, Mr. Sureka also held finance leadership positions at Wipro Limited and App Labs Technologies (a CSC company).

Surender Mohan (SM) Gupta; age 55; Global Chief People Officer

Mr. Gupta joined StarTek in July 2018. Previously, SM served as Chief People Officer at Aegis, where he joined in 2008. SM brings over 30 years of HR experience across a variety of industries, including IT, ITES, Telecom, Retail, Oil and FMCG. Throughout his career, he has executed innovative, forward-thinking strategies to attract, develop, reward, and retain top talent. Under SM’s leadership, his organization has been instrumental in winning numerous distinct HR awards from industry bodies such as Aon, Great Place to Work, National Award from Govt. of India, NASSCOM, CII, SHRM, People Matters, NCPEDP, Businessworld and BPeSA among others.A distinguished speaker and thought leader at various forums and associations, he is committed to creating a progressive workplace where employees thrive in a culture of empowerment, inclusion, and diversity. SM has also served as board director for Contact Center Company (CCC), the joint venture company of STC and Aegis in Saudi Arabia, and is a governing board member for the National Abilympic Association of India. He is also a member of CII National Committee on Special Abilities and member of IBDN (India Business and Disability Network) for mainstreaming Persons with Disabilities (PwDs) into the workforce. He holds a Bachelor's degree in Science, Master in Business Administration (MBA) from Kurukshetra University and a Doctorate degree (Ph.D.) in Commerce & Management Studies from Andhra University.

Certain Former Executive Officer

Set forth below is information regarding certain persons who were executive officers during a portion of 2020, which resulted in such persons being included below in “Item 11 - Summary Compensation Table”:

Lance Rosenzweig; age 58; Former Global Chief Executive Officer

Mr. Rosenzweig served as our Global Chief Executive Officer from July 2018 to January 15, 2020. From 2015 through 2016, Mr. Rosenzweig was an Operating Executive of Marlin Operations Group, working with Marlin Equity Partners, a global investment firm, where he served as Chairman of the board of Duncan Solutions and GiftCertificates.com and Chairman of the board and interim Chief Executive Officer of Domo Tactical Communications. Mr. Rosenzweig received a B.S. in Industrial Engineering from Northwestern University and an M.B.A. from Northwestern University Kellogg School of Management. Mr. Rosenzweig resigned as a member of the Board of Directors and Chief Executive Officer effective as of January 15, 2020.

Ramesh Kamath; age 63; Former Chief Financial Officer

Mr. Kamath currently serves as our Chief Financial Officer. He previously served as CFO of Aegis Global, which was combined with StarTek on July 20, 2018. At Aegis, Ramesh helped manage more than 40,000 employees, implemented various internal controls, and centralized the company’s treasury management system to improve working capital and cash flow management. Prior to Aegis, he also led the finance organization of prominent BPOs, including serving as CFO of The Minacs Group and Progeon (now Infosys BPO). In February 2021 Mr. Kamath transitioned to a new role as Senior Advisor, M&A and Strategy.

Rajiv Ahuja; age 57; Former President

Mr Ahuja joined Startek in July 2019 and served as our President from March 2020 to April 2021. He previously served as the SVP & Country Manager India, China, Malaysia and Japan at Convergys. Prior to Convergys, Rajiv was associated with Aegis for 12 years in various leadership roles, most recently as President, ASEAN & ANZ. Earlier, Rajiv headed AOL’s captive center in Bangalore, headed Dell's US Consumer Care Division in India and served as the India COO of VCustomer.

COMPENSATION DISCUSSION AND ANALYSIS

As a “smaller reporting company”, the Company has elected to follow the scaled disclosure requirements for smaller reporting companies with respect to the disclosures required by Item 402 of Regulation S-K. Under such scaled disclosure, the Company is not required to provide a Compensation, Discussion and Analysis, Compensation Committee Report and certain other tabular and narrative disclosures relating to executive compensation.

COMPENSATION COMMITTEE REPORT

As a “smaller reporting company”, the Company has elected to follow the scaled disclosure requirements for smaller reporting companies with respect to the disclosures required by Item 402 of Regulation S-K. Under such scaled disclosure, the Company is not required to provide a Compensation, Discussion and Analysis, Compensation Committee Report and certain other tabular and narrative disclosures relating to executive compensation.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information concerning the compensation earned in 2020 and 2019 by each of the individuals who served as Chief Executive Officer, and the next two most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 2020 (collectively referred to as the “named executive officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position		Year (a)	Salary ($)	Bonus ($)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($) (c)	All Other Compensation ($) (d)	Total ($)

Aparup Sengupta, Global Chief Executive Officer	(e)	2020	611,375	—	337,370	605,851	—	1,554,596

Lance Rosenzweig, Former Global Chief Executive Officer		2020	25,385	—		—	1,152,287	1,177,672
		2019	602,308	271,233	—	—	4,304	877,845

Rajiv Ahuja, Former President		2020	432,194	110,829	—	—	35,010	578,033

SM Gupta, Global Chief People Officer		2020	281,447	46,133	—	—	37,569	365,149
		2019	270,888	51,001	—	—	33,764	355,653

(a)	All amounts in this table are presented for the full calendar years that are indicated.

(b)

The amounts shown in this column reflect the aggregate grant date fair value of stock awards and options granted to each named executive officer during 2020 and 2019, respectively. This does not reflect amounts paid to or realized by the named executive officers. See Note 10 to our consolidated financial statements for the twelve months ended December 31, 2020 for information on the assumptions used in accounting for equity awards.

(c)

The amounts disclosed under Non-Equity Incentive Plan Compensation reflect payouts under the Company’s annual Executive Incentive Plan. Under the terms of such plan, participants have the option to have their incentive bonus award paid out in stock options or a combination of stock options and/or cash. The election as to form of payout shall be at the time that payouts are certified, which is expected to be complete by the end of the first quarter in 2021.

(d)

Included in All Other Compensation for 2019 are Provident fund (Mr. Gupta $15,334), premiums for health insurance (Mr. Rosenzweig, $1,719); premiums for group short term disability insurance (Mr. Rosenzweig, $2,585); and paid holiday leave (Mr. Gupta $18,430).  Included in All Other Compensation for 2020 are Provident fund (Mr. Ahuja $20,465; Mr. Gupta $13,953); paid holiday leave (Mr. Ajuja $14,545; Mr. Gupta $23,625); and severance payments made to Mr. Rosenzweig upon the termination of his employment with the Company ($1,152,000).

(e)

Pursuant to the terms of the employment agreement between the Company and Mr. Sengupta, all base compensation paid to Mr. Sengupta was paid in fully vested shares of common stock of the Company.  See “Employment Agreements – Aparup Sengupta” for additional information. The transaction bonus paid to Mr. Sengupta in 2020 relating to the closing of the Aegis Transactions is not included in Mr. Sengupta’s compensation, as such bonus was earned during 2018 following the closing of the Aegis Transactions. Mr. Sengupta did not become an executive officer of the Company until his appointment as Chief Executive Officer on January 15, 2020. See “Certain Transactions” below for additional information.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

The following table identifies the exercisable and unexercisable option awards for each of the named executive officers as of December 31, 2020.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Aparup Sengupta	1/10/2018	4,847	-	6.44	1/10/2028
	2/1/2019	5,066	-	6.54	2/1/2029
	1/4/2019	4,333	-	8.02	1/4/2029
	1/7/2019	4,387	-	8.39	1/7/2029
	10/1/2019	5,925	-	6.39	10/1/2029
	2/1/2020	4,642	-	8.14	2/1/2030
	1/4/2020	11,138	-	3.31	1/4/2030
	1/7/2020	68,056	281,944	5.06	1/7/2030	(a)
	10/11/2020	38,889	161,111	6.68	10/11/2030	(a)

(a)	Options scheduled to vest in 36 equal monthly installments beginning on July 1, 2020.

EMPLOYMENT AGREEMENTS

Lance Rosenzweig

In connection with his appointment as President and Global Chief Executive Officer upon closing of the Aegis Transactions, Mr. Rosenzweig entered into a letter agreement that provides an annual base salary of $600,000, a target annual bonus opportunity of 100% of his base salary, and eligibility to participate in the Company’s employee benefit plans on generally the same terms as the Company’s other executives. As an inducement to join the Company, he was also granted an option to purchase 584,000 shares of the Company’s common stock (vesting in quarterly installments over a period of three years). In general, if Mr. Rosenzweig’s employment is terminated by the Company without cause or by him for good reason (as such terms are defined in the letter agreement), he would be entitled to 6 months’ base salary, 50% of the target bonus for the year in which the qualifying termination occurs and reimbursement by the Company of his COBRA premiums for up to 6 months. The Company has the right but not the obligation to extend such payments for up to an additional 12 months, in two 6-month periods, in exchange for continued enforcement of certain restrictive covenants post-termination (with the 50% target bonus substituted for a pro-rated bonus based on actual results). Upon any termination of employment, Mr. Rosenzweig will forfeit all unvested stock option awards except if Mr. Rosenzweig’s employment is terminated by the Company without cause or by him for good reason within 90 days before, or within 12 months after, a change in control of the Company, all outstanding and unvested options shall immediately vest in full on the later of the termination date or the date of the change in control. Mr. Rosenzweig’s employment with the Company is at-will, and his offer letter does not include any specified term.

Mr. Rosenzweig resigned as the President and Chief Executive Officer and as a member of the Board of Directors of the Company, effective as January 15, 2020. In connection with Mr. Rosenzweig’s resignation, the Company entered into a separation agreement with Mr. Rosenzweig, dated January 13, 2020 (the “Separation Agreement”), that provides for post-separation payments that are generally consistent with the post-separation payments that would be provided upon an eligible separation under Mr. Rosenzweig’s letter of employment with the Company. The Separation Agreement provides for (i) cash severance payments equal to six months of Mr. Rosenzweig’s base salary and six months of health care continuation coverage, (ii) a lump-sum payment equal to Mr. Rosenzweig’s actual 2019 annual bonus and (iii) a lump-sum payment equal to 50% of Mr. Rosenzweig’s target annual bonus, in each case subject to execution of a mutual general release of claims between the Company and Mr. Rosenzweig and Mr. Rosenzweig’s compliance with certain restrictive covenants, including non-competition and non-solicitation for 6 months. The Separation Agreement also provides for accelerated vesting of certain of Mr. Rosenzweig’s options to purchase Company common stock, which would have otherwise vested through January 31, 2020.

Aparup Sengupta

Following the resignation of Mr. Rosenzweig, Mr. Sengupta was appointed to the post of Global Chief Executive Officer in addition to his role as Executive Chairman of the Board of Directors pursuant to an Employment Agreement that provides for compensation in four parts. First, in 2020, Mr. Sengupta’s employment agreement provides for $600,000, to be paid in fully vested shares of the Company’s common stock, with subsequent years to be paid in a mix of cash and Company common stock at the election of the Board of Directors.  The second component of Mr. Sengupta’s compensation is the grant of an option to purchase 350,000 shares of the Company’s common stock, vesting in 36 equal monthly installments that began on July 1, 2020.  The third component is an additional grant of an option to purchase 200,000 shares of the Company’s common stock if the Company’s stock price exceeded $6.00 per share, which options retroactive vest back to July 1, 2020 upon reaching this target stock price.  The Company’s stock price reached $6.00 per share on November 10, 2020, and the applicable vested options were granted to Mr. Sengupta at that time.  The final component of Mr. Sengupta’s compensation is an annual target bonus opportunity of $600,000.  Mr. Sengupta may be removed for events of breach and misconduct (as such terms are defined in Mr. Sengupta’s employment agreement) by the Company that are attributable to Mr. Sengupta, as well as for acts involving moral turpitude, indiscipline, loss of confidence, violation of Company policy, breach of the terms and conditions of Mr. Sengupta’s employment agreement, or for any acts or omissions that may adversely affect the Company. Mr. Sengupta is not entitled to severance upon termination as Global Chief Executive Officer, and he will forfeit any unvested stock options upon termination of his employment.  Additionally, any vested stock options will expire 90 days following his tenure on the Board of Directors.

Other Named Executive Officers

We are parties to Employment Agreements with certain of the other named executive officers that provide for the executive’s initial base salary and annual incentive bonus plan, expressed as a percentage of base salary. The Employment Agreements also provide for any initial equity grants.

Each named executive officer’s employment with the Company can be terminated at any time for any reason by the Company or the executive.  However, if the executive’s employment is terminated without cause, he will be entitled to receive six or twelve months of his then-current annual base salary payable on the same basis and at the same time as previously paid, commencing on the first regularly scheduled pay date following termination.

The Employment Agreements also provides for non-disclosure by the executives of the Company’s confidential or proprietary information and includes covenants by the executives not to compete with the Company or hire or solicit its employees, suppliers and customers, in each case for a restricted period equal to twelve months following termination of employment.

Acceleration of Equity Awards upon Change of Control

The options that have been granted to each of the named executive officers have been granted under the 2008 Equity Incentive Plan, as amended (“2008 EIP”). Unless otherwise provided in an award agreement, if a change of control (generally defined as a transaction involving a merger or consolidation of the Company or a sale of substantially all of the Company’s assets) occurs, then each outstanding award under the 2008 EIP that is not yet vested will immediately vest with respect to 50% of the shares that were unvested immediately before the change of control. If, in connection with a change of control, the awards under the 2008 EIP were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change of control, a participant is involuntarily terminated other than for cause (or, for certain awards, termination with good reason), then each such outstanding award will immediately become vested and exercisable in full and will remain exercisable for twenty-four months. In the event that awards will be cancelled because they are not assumed or replaced by the surviving corporation, they will immediately vest.

In connection with the Aegis Transactions, each outstanding award under the 2008 EIP immediately vested with respect to 50% of the shares that were unvested immediately before the Aegis Transactions. For those executives that were terminated within two years after the consummation of the Aegis Transactions, all remaining shares that were unvested immediately following the Aegis Transactions became vested upon the occurrence of the termination event.

COMPENSATION OF DIRECTORS

The following table presents the total compensation for each non-employee director who served as a member of our Board of Directors during 2020. In 2020, we did not pay any other compensation to the members of our Board of Directors.

Name	Stock Awards(a) ($)	Option Awards(a) ($)	Total ($)
Albert Aboody	0	90,000	90,000
Sanjay Chakrabarty	0	90,000	90,000
Bharat Rao	0	90,000	90,000
Julie Schoenfeld	90,000	0	90,000
Aparup Sengupta	0	90,000	90,000
Mukesh Sharda	0	90,000	90,000
Jerry Schafer	0	90,000	90,000

(a)

The amounts shown in these columns reflect the aggregate grant date fair value of stock awards and options granted to each director during 2020. This does not reflect amounts paid to or realized by the directors.  See Note 10 to our consolidated financial statements for the twelve months ended December 31, 2020 for information on the assumptions used in accounting for equity awards.

Members of the Board of Directors are compensated entirely with equity awards.  At the start of each quarter, members of the Board of Directors, at their option, may elect to receive (1) stock options to purchase shares of common stock with a fair value equivalent to $22,500 (calculated using the Black-Scholes pricing model), (2) common stock with a grant date fair value of $22,500, (3) deferred stock units with a fair value equivalent to $22,500 or (4) any combination of options, stock and deferred stock units.  Upon the date of grant, the members of the Board of Directors are immediately vested in the stock options or stock.

As of December 31, 2020, our current non-employee directors had the following outstanding equity awards:

	Aggregate number of	Aggregate number of
Name	stock options	deferred stock units
Albert Aboody	48,964	0
Sanjay Chakrabarty	58,877	0
Bharat Rao	58,877	0
Julie Schoenfeld	0	33,403
Aparup Sengupta	590,338	0
Mukesh Sharda	58,877	0
Jerry Schafer	48,964	0

CERTAIN TRANSACTIONS

As a “smaller reporting company”, the Company has elected to follow the scaled disclosure requirements for smaller reporting companies with respect to the disclosures required by Item 404 of Regulation S-K. Under such scaled disclosure, the Company is not required to provide information regarding the Company’s policies and procedures for the review, approval or ratification of transactions with related persons.

The Board of Directors

Our Board of Directors has determined that each of Ms. Schoenfeld, Mr. Aboody and Mr. Schafer are “independent” under the regulations of the NYSE.  None of these directors has any relationship or has been party to any transactions that the Board believes could impair the independent judgment of these directors in considering matters relating to us. As allowed by the “controlled company” exemption from the NYSE Corporate Governance Standards, our Board of Directors is not comprised of a majority of independent directors; five members, Messrs. Sengupta, Chakrabarty, Sharda, Rao, have not been determined by our Board of Directors to be independent directors.

Transaction Bonus

In 2018, a transaction bonus of $850,000 became payable from CSP Alpha Holdings Pte Ltd (which became an indirect subsidiary of the Company following the completion of the Aegis Transactions) to Mr. Aparup Sengupta (Chairman & Global CEO) for the successful completion of the Aegis Transactions. Such transaction bonus was accrued in the Company’s financial statements for the year ended December 31, 2018 as an “Acquisition related cost”. An amount of $500,000 was paid to Mr. Sengupta during the 2020 fiscal year to Mr. Aparup Sengupta. We anticipate that the remainder of such transaction bonus will be paid to Mr. Sengupta [in 2021], depending on [the available cash flow of the Company in light of its other liabilities, obligations and contingencies].

Stock Purchase Agreement

On June 29, 2020, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with CSP Victory Limited, an exempted company incorporated in the Cayman Islands (“CSP Victory”) to sell 1,540,041 shares of its common stock (the “Shares”) to CSP Victory in a private placement at a price of $4.87 per share for aggregate gross proceeds to the Company of $7,500,000, before offering expenses. CSP Victory  is indirectly controlled by the same manager that controls CSP Alpha Holdings Parent Pte Ltd, a Singapore private limited company (which owned approximately 55% of the Company’s outstanding common stock before the transactions contemplated by the Purchase Agreement). The closing of the private placement took place on June 29, 2020.

Management Services Agreement

In connection with the Aegis Transactions, the Aegis Stockholder entered into a Management Services Agreement with Aegis, pursuant to which the Aegis Stockholder provides Aegis with specified services, including:

•	Analysis, evaluation and structuring of potential investments and divestments;

•	Identification and arrangement of sources of financing; and

•	Monitoring performance and providing management advice.

Aegis pays the Aegis Stockholder an annual management fee of $400,000 per year. Aegis also reimburses the Aegis Stockholder for all costs and expenses reasonably incurred by the Aegis Stockholder in connection with the provision of the management services. The Management Services Agreement will continue in effect until the termination of the agreement by mutual agreement of the Aegis Stockholder and Aegis.

Stockholders Agreement

On July 20, 2018, in connection with the consummation of the Aegis Transactions, the Company and the Aegis Stockholder entered into a Stockholders Agreement (the “Stockholders Agreement”), pursuant to which the Company and the Aegis Stockholder agreed to, among other things: (i) certain rights, duties and obligations of the Aegis Stockholder and the Company as a result of the transactions contemplated by the Transaction Agreement and (ii) certain aspects of the management, operation and governance of the Company after consummation of the Aegis Transactions. As a result of the consummation of the Aegis Transactions, the Aegis Stockholder now owns approximately 55% of the common stock of the Company.

The Stockholders Agreement outlines various corporate governance matters including board composition, director nomination rights and committees of the Company’s Board of Directors (the “Board”) after consummation of the Aegis Transactions. It provides that the Board shall consist of nine members comprised initially of (i) five directors (including the chairman), to be designated by the Aegis Stockholder (the “Aegis Stockholder Directors”), (ii) the Company’s chief executive officer, and (iii) three independent directors, reasonably acceptable to the Aegis Stockholder (the “Non-Stockholder Directors”) and that if the Aegis Stockholder does not initially designate all five of the Aegis Stockholder Directors, it shall have the right to fill any vacancy at any time. This Board composition shall continue so long as the Aegis Stockholder or its affiliates own 50% or more of the outstanding shares of the Company’s common stock. If the Aegis Stockholder’s ownership falls below 50%, the Aegis Stockholder shall designate (i) four directors so long as it owns 35% or more, but less than 50%, (ii) three directors, so long as it owns 25% or more, but less than 35%; (iii) two directors, so long as it owns 15% or more, but less than 25%; and (v) one director, so long as it owns 10% or more, but less than 15%. If the Aegis Stockholder ceases to beneficially own the minimum percentage of outstanding shares of the Company’s common stock necessary to nominate the corresponding number of Aegis Stockholder Directors, the Aegis Stockholder shall cause the necessary number of the Aegis Stockholder Directors to offer to resign from the Board, so that the number of the Aegis Stockholder Directors is consistent with the Aegis Stockholder’s ownership percentage.

If the size of the Board is increased or decreased, the Aegis Stockholder shall have the right to designate one or more directors to the Board such that the total number of Aegis Stockholder Directors shall be proportional to the number set forth in the preceding paragraph. In the event of a vacancy on the Board for a Non-Stockholder Director, the Governance and Nominating Committee shall have the sole right to fill such vacancy or designate a person for nomination, such person to be reasonably acceptable to the Aegis Stockholder. In the event of a vacancy on the Board for an Aegis Stockholder Director, the vacancy of which was not caused by the resignation of a director pursuant to the Aegis Stockholder’s change in ownership, the Board is to fill the vacancy with a substitute Aegis Stockholder Director.

The Company shall avail itself of all “controlled company” exceptions to the corporate governance listing rules of the NYSE for so long as the Aegis Stockholder owns more than 50% of the voting power for the election of directors, and thereafter the Company and the Aegis Stockholder shall take all necessary actions to comply with the corporate governance listing rules of the NYSE. The committees of the Board will include an Audit Committee consisting of three Non-Stockholder Directors, as well as a Compensation Committee and a Governance and Nominating Committee, each consisting of three directors, including at least one Non-Stockholder Director. The number of Non-Stockholder Directors on all other committees is required to be proportional to the number of Non-Stockholder Directors on the Board; provided that each such committee shall have at least one Non-Stockholder Director.

Pursuant to the Stockholders Agreement, the Company renounces the expectation of corporate opportunities other than those expressly offered to a Aegis Stockholder Director or their affiliates solely in, and as a direct result of, their capacity as director of the Company. The Aegis Stockholder is required to (and will cause its affiliates to) maintain the confidentiality of and not use or otherwise exploit for its own or any third party’s benefit, any of the Company’s confidential information. To the extent permitted by NYSE rules, and for so long as the Aegis Stockholder owns 50% or more of the Company’s outstanding common stock, the Aegis Stockholder shall have a right to purchase its pro rata portion of any securities the Company may propose to issue apart from any Excluded Securities (as defined in the Stockholders’ Agreement).

The Company agrees to keep accurate books, records and accounts and for so long as the Aegis Stockholder owns 10% or more of the outstanding shares of the Company’s common stock, (a) permit the Aegis Stockholder and its designated representatives reasonable access to the books and records of the Company and to discuss the affairs, finances and condition of the Company with the Company’s officers and (b) provide reasonable access to (i) the Company’s auditors and officers, (ii) copies of all materials provided to the Board, (iii) the Company’s appropriate officers and directors and (iv) operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its subsidiaries.

The Stockholders Agreement also includes provisions regarding registration rights. The Company has agreed that the Aegis Stockholder and any subsidiary of the Aegis Stockholder that holds registrable securities shall have the right to make no more than four demands for the registration of registrable securities then held by such stockholders. The Company has also agreed to provide customary piggyback registration rights to the Aegis Stockholder. The Aegis Stockholder and any subsidiary of the Aegis Stockholder that holds registrable securities may require the Company to file a Form S-3 relating to the offer and sale of registrable securities then held by such stockholders. The Stockholders Agreement requires the Aegis Stockholder and any subsidiary of the Aegis Stockholder that holds registrable securities to enter into customary agreements restricting the sale or distribution of certain company securities to the extent required by the lead managing underwriter(s) with respect to certain underwritten securities offerings in which the Aegis Stockholder or such subsidiary participates.

PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

BDO India LLP served as our independent registered public accounting firm for the year ended December 31, 2020. We anticipate that a representative of BDO India LLP will attend the Annual Meeting, will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions. The Audit Committee and the Board of Directors has appointed BDO India LLP to serve as our independent registered public accounting firm for the year ending December 31, 2020.

Audit and Non-Audit Fees

The aggregate fees billed for services rendered by BDO India LLP, during the years ended December 31, 2020:

2020
Audit fees (a)	$620,000
Total	$620,000

(a)	Audit fees for services consisted of audits of our annual financial statements and internal controls over financial reporting and reviews of our Quarterly Reports on Form 10-Q.

In accordance with our Audit Committee Charter, the Audit Committee approves in advance any and all services provided by our independent registered public accounting firm, including audit engagement fees and terms and non-audit services provided to us by our independent auditors (subject to the de minimis exception for non-audit services contained in the Exchange Act), all as required by applicable law or listing standards. The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

The Audit Committee has determined that the non-audit services provided by BDO were compatible with maintaining the firm’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 with management, which review included a discussion of the application of generally accepted accounting principles, the reasonableness of significant estimates and judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee discussed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the application of generally accepted accounting principles and such other matters as are required to be discussed between the Audit Committee and the independent registered public accounting firm under Public Company Accounting Oversight Board standards. The Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm its independence. In addition, the Audit Committee has considered the effect that all other fees paid to the independent registered public accounting firm may have on its independence.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee held four meetings during 2020.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

By the Audit Committee:
Mr. Albert Aboody
Ms. Julie Schoenfeld
Mr. Jerry Schafer

PROPOSAL 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Exchange Act, our stockholders have an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2020 executive compensation programs and policies and the compensation paid to our named executive officers.

The primary objectives of our compensation program, including our executive compensation program are to:

•	attract, motivate, and retain superior talent;
•	ensure that compensation is commensurate with our overall performance and increases to stockholder value over the long term; and
•	ensure that our executive officers and certain key personnel have enough financial incentive to motivate them to achieve sustainable growth in stockholder value.

Accordingly, we are asking that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the compensation tables and narrative discussion contained in the “Compensation of Executive Officers” section in this Proxy Statement.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to our named executive officers. Your advisory vote will serve as an additional tool to guide our Board of Directors and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the interests of the Company and our stockholders, and is consistent with our commitment to high standards of corporate governance.

Our Board of Directors unanimously recommends that our stockholders vote “FOR” the executive compensation of our named executive officers as disclosed in this Proxy Statement.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, it will not create or imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and the Compensation Committee will consider them in making future decisions about executive compensation arrangements.

PROPOSAL 4.

APPROVAL OF AMENDMENT OF 2008 EQUITY INCENTIVE PLAN

Introduction

On March **, 2021, the Board of Directors approved, subject to stockholder approval, an amendment (the “Amendment”) to the amended and restated StarTek, Inc. 2008 Equity Incentive Plan and directed that the Amendment be submitted for approval by our stockholders at our 2021 Annual Meeting of Stockholders. The Amendment increases the number of shares available under the Plan (as defined below) by 1,550,000 shares. The Amendment does not make any other changes to the Plan.

The StarTek, Inc. 2008 Equity Incentive Plan was adopted by the Board of Directors and approved by the stockholders in May 2008, and the Board and our stockholders have approved amendments of the Plan from time to time to increase the number of shares available under the Plan and effect certain other amendments, including an amendment and restatement of the Plan in 2016 and 2019 (as amended or restated from time to time, the “Plan”). The following table summarizes information regarding awards outstanding and shares remaining available for grant under the Plan as of April 1, 2021:

	Shares Subject to Options Outstanding	Full-Value Awards Outstanding(1)	Shares Remaining Available for Future Grant
	2,120,929	0	48,869

Weighted-Average Exercise Price of Options	$5.69
Weighted-Average Remaining Term of Options	5.658

_______________

(1) “Full value” awards are equity awards other than stock options and stock appreciation rights.

The full text of the Amendment is set forth in Exhibit A to this proxy statement. The full text of the Plan appeared as Exhibit A to the proxy statement for our 2016 and 2019 Annual Meetings of Stockholders. The following summary description is qualified in its entirety by reference to the full text of the Plan as amended by the Amendment.

Background of the Proposal to Approve the Amendment

In considering whether to propose an increase in the number of shares available under the Plan and how many shares to recommend, the Board of Directors considered many factors, including the following:

•

Compensation Philosophy - The Committee designated by the Board of Directors to administer the Plan (the “Committee”) views long-term equity awards as a key component of the Company’s executive compensation program and believes that use of equity awards helps align the interests of management with those of our stockholders and motivate our executives to make sound business decisions focused on long-term stockholder value creation. In addition, as described below under “Compensation of Directors,” our non-employee directors are currently compensated solely in the form of equity awards that are granted under the Plan. Accordingly, approval of the Amendment is critical to our ability to continue our current director compensation program.

•

Shareholder Value Transfer - The Board is recommending an increase in the number of shares of common stock that the Committee believes balances the desire of the Committee to continue granting equity awards over the next couple years with the interests of our stockholders in minimizing dilution. The Committee evaluated the value of available shares and outstanding plan awards as a percentage of the Company’s market capitalization and determined that authorizing 1,550,000 additional shares of stock for issuance under the Plan was reasonable.

•

Overhang Percentage - The Board considered the percentage that the number of shares currently underlying outstanding awards under the Plan represents as a percentage of our common shares. Our Board believes that the awards outstanding under the Plan were granted in the best interests of our Company and stockholders and appropriately scaled the request for authorized shares under the Amendment so as not to increase the overhang percentage unnecessarily.

•	Inclusion of Best Practices - The Plan incorporates certain current best practices in compensation governance such as:

◦

No Liberal Share Recycling - We may not add back to the Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of that award upon its exercise.

◦	Minimum Vesting Period - Subject to limited exceptions, a minimum vesting or performance period of one year is prescribed for all awards.
◦

No In-the-Money Option or Stock Appreciation Right Grants - The Plan prohibits the grant of options or stock appreciation rights with an exercise price less than the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards”);

◦

Dividend Restrictions - Any dividends, distributions or dividend equivalents payable with respect to the unvested portion of a performance-based award will be subject to the same restrictions applicable to the underlying shares, units or share equivalents;

◦

No Repricing Without Stockholder Approval - Repricing of stock options and stock appreciation rights is prohibited under the Plan without stockholder approval, including any action to cancel such award for cash or other property or the grant of a full value award at a time when the exercise price of the award is greater than the current fair market value of a share of our common stock; and

◦

Clawback Provision - Awards granted under the Plan shall be subject to clawback on the terms of any clawback policy adopted by the Board of Directors in the future in response to the SEC or stock exchange rules.

•

Expected Duration - The Board of Directors expects that if the Amendment is approved by our stockholders, the shares available for future awards will be sufficient for currently anticipated needs for approximately two years. Expectations regarding future share usage under the Plan are based on a number of assumptions such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the Plan reserve upon awards’ expiration, forfeiture or cash settlement, and the future performance of our stock price. While the Board of Directors believes that the assumptions it used are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Purpose of the Plan

The purpose of the Plan is to attract, motivate and retain the best available personnel and align their interests with those of our stockholders, thereby promoting our long-term success and increases in stockholder value. The Plan also functions as the source of compensation for our non-employee directors, who are currently compensated solely in the form of equity awards.

Administration

The Plan is administered by the Committee. The Committee has the authority to determine to whom awards will be granted, the timing, type and amount of any award and other terms and conditions of awards. Subject to certain requirements, the Committee may cancel or suspend an award, accelerate vesting or extend the exercise period of an award, or otherwise amend the terms and conditions of any outstanding award. No action of any kind may be taken, however, to decrease the exercise price of any stock option or stock appreciation right without stockholder approval. The Committee may establish, amend or rescind rules in order to administer the Plan. The Committee may delegate its authority under the Plan to one or more of our non-employee directors or executive officers with respect to the determination and administration of awards for participants who are not considered officers, directors or 10% stockholders under applicable federal securities laws.

The Plan provides that members of the Committee must be “outside directors” for purposes of Section 162(m), as well as “independent directors” within the meaning of the rules and regulations of the NYSE and “non-employee directors” within the meaning of Exchange Act Rule 16b-3.

Eligibility

Any employee, non-employee director, consultant or advisor who is a natural person and who provides services to us, or to a parent or subsidiary corporation of ours, is eligible to participate in the Plan. Individuals who we desire to induce to become employees, non-employee directors, consultants or advisors are also eligible to participate, as long as the grant is contingent upon the individual becoming an employee, non-employee director, consultant or advisor. All of our approximately 47,000 employees and our six non-employee directors and one employee director are eligible to receive equity awards under the Plan. Only employees are eligible for grants of Incentive Stock Options (as defined below).

Number of Shares Available for Issuance

As indicated above, as of April 1, 2021, there were 48,869 shares remaining available for issuance under the Plan. The total number of shares available for issuance is subject to adjustment in connection with certain changes in capitalization and may be increased under circumstances described in the following paragraph. If the Amendment is approved by the stockholders, an additional 1,550,000 shares will be available for award under the Plan.

The number of shares available for issuance under the Plan will be increased to the extent that an award under the Plan or an award that was outstanding under the Company’s prior equity compensation plans on the date the stockholders originally approved the Plan is forfeited, expires, is settled for cash or otherwise does not result in the issuance of all of the shares subject to the award. However, any shares tendered or withheld to pay the exercise price of an option award, any shares tendered or withheld to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to a stock appreciation right that are not issued in connection with the stock settlement of that award on its exercise will not replenish the Plan share reserve.

All of the shares authorized for grant may be granted as Incentive Stock Options. The aggregate number of shares subject to options and/or stock appreciation rights that may be granted during any calendar year to any participant cannot exceed 750,000. If the number of shares subject to an award is variable at the grant date, or if two or more types of awards are granted in tandem such that the exercise of one type cancels at least an equal number of shares of the other, the maximum number of shares that could be received will be counted against the limit prior to the settlement of an award. If we grant awards under the Plan in substitution for, or in connection with the assumption of, existing awards issued by a company that we acquire, the shares subject to those awards will not be counted against the share limits established under the Plan. In addition, if a company we acquire has shares remaining available for issuance under a pre-existing stockholder-approved plan, the number of those shares (adjusted as necessary to reflect valuation or exchange ratios in connection with the acquisition) may be used to make awards under the Plan to individuals who were not our employees or directors prior to the acquisition.

General Terms of Awards

Award Agreements. Except for awards that involve only the immediate issuance of unrestricted and fully vested shares, each award will be evidenced by an agreement setting forth the number of shares subject to the award, along with other terms and conditions as determined by the Committee.

Vesting and Term. Each agreement will set forth the period until the award is scheduled to expire, which will not be more than ten years from the grant date, and the performance period. The Committee may determine the vesting conditions of awards; however, subject to certain exceptions, an award that is not subject to the satisfaction of performance measures may not fully vest or become fully exercisable earlier than three years from the grant date, and the performance period for an award subject to performance measures may not be shorter than one year.

Transferability. Awards may not be sold, assigned, transferred, exchange or encumbered, other than by will or the laws of descent and distribution. The Committee may provide that an award is transferable by gift to certain family members. Each participant may designate a beneficiary to exercise any award or receive payment under any award payable on or after the participant’s death.

Termination of Service. Upon termination of service for cause, all unexercised options and stock appreciation rights and all unvested portions of any other outstanding awards will immediately be forfeited without consideration. Upon termination of service for any other reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination of service for any reason other than cause, death or disability, the currently vested and exercisable portions of awards may be exercised within three months of the date of termination. Upon termination of service due to death or disability, the currently vested and exercisable portions of awards may be exercised within six months of termination. All of the foregoing provisions may be changed if expressly provided for in an individual award agreement.

Types of Awards

The types of awards that may be granted under the Plan include restricted stock awards, restricted stock unit awards, stock option awards, stock appreciation rights and performance units. The Committee also has the discretion to grant other types of awards, as long as they are consistent with the terms and purposes of the Plan. In addition to the general terms of all the awards, as described above, the basic characteristics of the awards that may be granted under the Plan are as follows:

Restricted Stock Awards. Restricted stock awards are subject to vesting conditions and other restrictions as determined by the Committee. Unvested shares of restricted stock are subject to transfer restrictions, and book entries or stock certificates evidencing the shares will bear a restrictive legend to that effect until such shares have vested. Participants who receive restricted stock awards are entitled to all the other rights of a stockholder, including the right to receive dividends and the right to vote the shares of restricted stock, unless otherwise provided in the applicable award agreement.

Restricted Stock Units. Restricted stock unit awards are subject to vesting conditions and other restrictions as determined by the Committee. After a restricted stock unit award vests, payment will be made to the participant in the form of cash, shares or a combination of cash and shares as determined by the Committee, and within the time period after vesting as will qualify the payment for the “short-term deferral” exemption from Section 409A of the Internal Revenue Code (“Section 409A”).

Stock Option Awards. The agreement pursuant to which a stock option is granted will specify whether it is an Incentive Stock Option or a Non-Statutory Stock Option. Non-Statutory Stock Options are all stock option awards that do not meet the requirements of Incentive Stock Options, as described below. The exercise price will be determined by the Committee and may not be less than the fair market value of a share of common stock on the grant date. The exercise price is payable in full at the time of exercise and may be paid in cash and/or, if permitted by the Committee, by withholding shares issuable upon exercise or delivery of shares already owned by the participant. Each option is exercisable in whole or in part on the terms provided in the agreement, but in no event will an option be exercisable after its scheduled expiration.

An option will be considered an Incentive Stock Option only if (i) the participant receiving the award is an employee, (ii) it is designated as an Incentive Stock Option in the agreement, and (iii) the aggregate fair market value of the shares subject to Incentive Stock Options held by the participant that first become exercisable in any calendar year does not exceed $100,000. A participant may not receive an Incentive Stock Option under the Plan if, immediately after the grant of the award, the participant would own shares with more than 10% of the total combined voting power of all classes of stock of the Company or a parent or subsidiary corporation of the Company, subject to certain exceptions.

Stock Appreciation Rights. An award of a stock appreciation right entitles the participant to receive, upon exercise of the award, all or a portion of the excess of (i) the fair market value of a specified number of shares as of the date of exercise over (ii) a specified exercise price that will not be less than 100% of the fair market value of the shares on the grant date. Each stock appreciation right is exercisable in whole or in part on the terms provided in the agreement, but in no event will a stock appreciation right be exercisable after its scheduled expiration. Upon exercise, payment may be made to the participant in the form of cash, shares or a combination of cash and shares, as determined by the Committee. The agreement may provide for a limitation upon the amount or percentage of total appreciation on which payment may be made upon exercise.

Performance Units. An award of performance units entitles the participant to future payments of cash, shares or a combination of cash and shares, as specified by the Committee in the award agreement, based upon the achievement of a specified level of one or more performance measures over the course of a performance period. The agreement will specify the nature and requisite level of achievement for each performance measure, the length of the performance period, and may provide that a portion of the award will be paid for performance that exceeds the minimum target but falls below the maximum target applicable to the award. Payment of any performance unit award will be made within the time period after vesting that will qualify the payment for the “short term deferral” exemption from Section 409A. The agreement may permit the acceleration of the performance period and an adjustment of performance measures and payments with respect to some or all of the performance units upon the occurrence of certain events. The agreement may also provide for a limitation on the value of an award of performance units that a participant may receive.

Effect of a Change in Control

Unless otherwise provided in an award agreement, if a change in control, generally involving a merger or consolidation of our Company or a sale of substantially all of our Company’s assets, occurs, then each outstanding award that is not yet fully exercisable or vested will immediately become exercisable or vested with respect to 50% of the shares that were unexercisable or unvested immediately before the change in control. If, in connection with a change in control, the awards were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change in control, a participant is involuntarily terminated other than for cause, then each outstanding award will immediately become vested and exercisable in full and will remain exercisable for 24 months.

Corporate Transactions

In the event of certain corporate transactions, as defined under the Plan, the Committee may protect outstanding stock options and stock appreciation rights by providing for the substitution of awards issued by the surviving corporation, or the Committee may provide written notice prior to the occurrence of the transaction that each outstanding stock option or stock appreciation right will be cancelled at the time of, or immediately prior to the occurrence of, the corporate transaction in exchange for payment within 20 days of the transaction. The amount of the payment would equal the “spread” between an award’s exercise price and the fair market value of the underlying shares at the time of the transaction. In the case of cancellation, outstanding awards will immediately become exercisable in full during the period between the provision of written notice and the time of cancellation.

Performance-Based Compensation

Prior to November 2, 2017, the Committee granted awards under the Plan that were intended to qualify for the performance-based compensation exception under Section 162(m) of the Code (“Grandfathered Awards”). Under Section 162(m), the terms of such a Grandfathered Award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and must preclude discretion to increase the amount of compensation payable under the terms of the award (but may give the Committee discretion to decrease the amount of compensation payable). The terms of Grandfathered Awards are subject to additional requirements set forth in Section 21 of the Plan.

The “performance-based compensation” exemption under Section 162(m) does not apply to any new or materially modified award after November 2, 2017. Such awards are subject to the requirements of Section 6(g) (and not Section 21) of the Plan. The performance criteria for awards granted after November 2, 2017 that are intended to constitute performance-based awards under the Plan may be limited to one or more of the performance measures specified in the Plan. The following are examples of performance measures that may be applied to such awards: net sales; net earnings; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share (basic or diluted); profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales; cash flow; market share; margins (including, but not limited to, one or more of gross, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; revenue growth; operating income; pre- or after-tax income; cash flow per share; operating assets; improvement in or attainment of expense levels or cost savings; economic value added; and/or improvement in or attainment of working capital levels. Any performance measure utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, affiliate or individual performance. The Committee shall also have the authority to provide for the modification of a performance period and/or an adjustment or waiver of the achievement of performance measures upon the occurrence of certain events, which may include a change of control, a corporate transaction, a recapitalization, a change in the accounting practices of the Company, or the participant’s death or disability.

Duration, Amendment and Termination

The Plan will remain in effect until all shares subject to it are distributed, all awards have expired or terminated, the Plan is terminated, or the date that is ten years from the date of the last stockholder approval of the Plan (i.e., June 14, 2026), whichever occurs first. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval if the rules of the principal securities exchange on which the shares are then listed or other applicable laws or regulations require stockholder approval of such an amendment. No termination, suspension or amendment of the Plan or any agreement under the Plan may materially or adversely affect any right acquired by any participant under an award granted before the date of termination, suspension or amendment, unless otherwise agreed to by the participant in the agreement or otherwise, or required by law.

Federal Tax Considerations

The following summary sets forth the tax events generally expected for United States citizens under current United States federal income tax laws in connection with awards under the Plan.

Incentive Stock Options. A recipient will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted under the Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a recipient after the expiration of the statutory holding periods.

Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by such recipient before the expiration of the statutory holding periods (a “disqualifying disposition”), such recipient will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequence of such disqualifying disposition will be as described above.

The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option, the tax consequences of which are discussed below.

Non-Qualified Stock Options. A recipient will realize no taxable income, and we will not be entitled to any related deduction, at the time a non-qualified stock option is granted under the Plan. At the time of exercise of a non-qualified stock option, the recipient will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Stock Appreciation Rights and Performance Units. Generally: (a) the recipient will not realize income upon the grant of a stock appreciation right or performance unit award; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of common stock are delivered to the recipient upon exercise of a stock appreciation right or in payment of the performance unit award; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the recipient upon exercise of a stock appreciation right or in payment of a performance unit award are the same as described below with respect to a disposition of unrestricted shares.

Restricted and Unrestricted Stock; Restricted Stock Units. Unless the recipient files an election to be taxed under Section 83(b) of the Code: (a) the recipient will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction, when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions. With respect to awards of unrestricted stock: (a) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction upon the grant of the unrestricted stock and (b) the amount of such ordinary income and deduction will be the fair market value of such unrestricted stock on the date of grant.

When the recipient disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

A recipient will not realize income upon the grant of restricted stock units, but will realize ordinary income, and we will be entitled to a corresponding deduction, when the restricted stock units have vested and been settled in cash and/or shares of our common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our common stock received on the date of issuance.

Withholding. The Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

Section 162(m). Section 162(m) generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to “covered employees,” which include: (1) the Chief Executive Officer (CEO), (2) the Chief Financial Officer (CFO), (3) any employee whose total compensation is required to be reported to shareholders under the Securities Exchange Act of 1934 by reason of such employee being among the three highest compensated officers for the taxable year (excluding the CEO and CFO); and (4) any executive who was a “covered employee” for any tax year beginning after December 31, 2016. A “covered employee” includes any individual who meets the definition of a “covered employee” at any time during the year, and also includes executives who are the top three highest paid officers (excluding the CEO or CFO) even if their compensation is not required to be disclosed under existing SEC rules. Awards that were granted prior to November 2, 2017, which were not modified in any material respect on or after such date, and which qualify as “performance-based compensation” under Section 162(m), are exempt from the $1,000,000 deduction limitation under Section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation.

Plan Benefits

Because awards under the Plan are within the discretion of the Committee, future awards under the Plan are generally not determinable. However, consistent with our non-employee director compensation program described below under “Compensation of Directors,” we expect to continue issuing equity awards valued at $90,000 annually to each of our non-employee directors.

Name and Position	Dollar Value ($)
Non-Executive Director Group	630,000 (a)

(a) Represents $90,000 of equity awards to be issued to each non-executive director during fiscal 2020 under our non-employee director compensation program, which represent the only compensation paid to our non-employee directors. The number of units will depend on the closing price of our stock on each quarterly grant date.

Our Compensation Committee and Board of Directors unanimously recommend that our stockholders vote “FOR” the approval of the amendment of the 2008 Equity Incentive Plan to increase the maximum number of shares available for award under the plan by 1,550,000 shares of our common stock.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at our 2022 Annual Meeting of Stockholders must be received at our executive offices at 6200 South Syracuse Way, Suite 485, Greenwood Village, CO 80111, Attention of the Secretary, no later than the close of business on December 17, 2021 for inclusion in our proxy statement relating to the 2022 Annual Meeting. Under our bylaws, the Secretary must receive notice at our executive offices between January 18, 2022 and March 19, 2022 of any matters to be proposed by a stockholder at the 2022 Annual Meeting in order for such matters to be properly considered at the 2022 Annual Meeting. However, if the date of the 2022 Annual Meeting is a date that is more than 30 days before or after May 26, 2022, notice by the stockholder of a proposal must be delivered no earlier than the close of business on the 120th day prior to the 2022 Annual Meeting and no later than the close of business on the later of the 60th day prior to the 2022 Annual Meeting or if the first public announcement of the date of the 2022 Annual Meeting is less than 100 days prior to the date of the 2022 Annual Meeting, the 10th day following the day on which public announcement of the 2022 Annual Meeting is first made by us.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Our Board believes that it is important for current and potential stockholders and other interested parties to have a process to send communications to the Board. Accordingly, stockholders and other interested parties desiring to send a communication to the Board, or to a specific director, may do so by sending a letter to our executive offices at 6200 South Syracuse Way, Suite 485, Greenwood Village, CO 80111, Attention of the Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “stockholder-board communication” or “stockholder-director communication.” All such letters must identify the author as either a stockholder or non-stockholder and clearly state whether the intended recipients of the letter are all members of the Board or certain specified individual directors. The Secretary will open such communications, make copies, and then circulate them to the appropriate director or directors. Letters directed to our “independent directors” or “outside directors” will be delivered to Albert Aboody, an independent member of our Board.

EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2020, about our equity compensation plans.

(c)
	(a)	(b)	Number of Securities
	Number of	Weighted-Average	Available for Future
	Securities to be	Exercise Price of	Issuance Under Equity
	Issued Upon	Outstanding	Compensation Plans
	Exercise of	Options, Warrants,	(Excluding Securities
Plan Category	Outstanding Options	and Rights	Reflected in Column (a))
Equity compensation plans approved by stockholders	2,395,663	$5.38	202,003
Equity compensation plans not approved by stockholders	—	—	—
Total	2,395,663	$5.38	202,003

MISCELLANEOUS

Our Annual Report to Stockholders for 2020 will be made available with this Proxy Statement to stockholders of record as of April 1, 2021. The Annual Report to Stockholders for 2020 does not constitute a part of the proxy soliciting materials.

Our Board of Directors and management team are not aware of any other business that may come before the Annual Meeting. However, if additional matters properly come before the Annual Meeting, proxies will be voted at the discretion of the proxy holders.

By order of the Board of Directors,

Aparup Sengupta
Global CEO and Chairman

EXHIBIT A

FOURTH AMENDMENT TO THE

AMENDED AND RESTATED

STARTEK, INC. 2008 EQUITY INCENTIVE PLAN

This Fourth Amendment (the “Amendment”) to the StarTek, Inc. Amended and Restated 2008 Equity Incentive Plan (as amended or restated from time to time, the “Plan”) is approved and adopted to be effective as of May 26, 2021 (the “Effective Date”).

RECITALS

A.     The stockholders of StarTek, Inc., a Delaware corporation (“StarTek”) approved the Amendment effective as of the Effective Date.

B.     StarTek now desires to amend the Plan in accordance with the terms and conditions of this Amendment.

AMENDMENT

NOW THEREFORE, effective as of the Effective Date, the Plan is amended as follows:

1.     Maximum Number of Shares Issuable. Section 4(a) of the Plan is hereby amended by replacing each reference to “2,375,000” with “3,925,000”.

2.     Inconsistencies. Any inconsistent provision of the Plan shall be read consistent with this Amendment.

3.     Impact on Plan. Except as amended by the preceding provisions of this Amendment, the Plan shall remain in full force and effect.

4.     Counterparts. This Amendment may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

5.     Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

IN WITNESS WHEREOF, the undersigned authorized officer of StarTek certifies that the foregoing sets forth the Fourth Amendment to the Amended and Restated StarTek Inc. 2008 Equity Incentive Plan as duly adopted by the Board of Directors on [ ], 2021, and as approved by the stockholders effective on May 26, 2021.

By: ___________________________________
Title:

STARTEK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Aparup Sengupta	☐	☐	☐
1b. Sanjay Chakrabarty	☐	☐	☐
1c. Mukesh Sharda	☐	☐	☐
1d. Bharat Rao	☐	☐	☐
1e. Albert Aboody	☐	☐	☐
1f. Julie Schoenfeld	☐	☐	☐
1g. Jerry Schafer	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. To ratify the appointment of BDO India, LLP as our independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐
3. To approve, by non-binding vote, the compensation of our named executive officers.	☐	☐	☐
4. To approve the amendment of our 2008 Equity Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000506921_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

STARTEK, INC.
Annual Meeting Stockholders
May 26, 2021 8:00 AM MDT
This proxy is solicited by the Board of Directors

This proxy is furnished in connection with the solicitation by the Board of Directors of StarTek, Inc. of proxies for use at the 2021 Annual Meeting of Stockholders. The undersigned stockholder of StarTek, Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints Dixie Pepper and Aparup Sengupta, and each of them, to act as his or her attorney-in-fact and proxies (with full power of substitution), and authorizes him or her to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 26, 2021, at 6200 South Syracuse Way, Suite 485, Greenwood Village CO 80111 at 8:00 a.m. local time, and at any adjournment thereof, and to vote the common stock of the Company held by the undersigned as designated on the reverse side on each nominee under proposal 1 and on proposals 2, 3 and 4 and in their discretion on all other matters coming before the meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

0000506921_2 R1.0.0.177

Continued and to be signed on reverse side